Exhibit 10.17

April 30, 2014

Winnie Tso

Dear Winnie:

This letter will confirm the terms and conditions of your employment with Zosano Pharma, Inc., a Delaware corporation (the “Company”) and wholly owned subsidiary of ZP Holdings, Inc., a Delaware corporation (“Parent”).

1. Position and Duties. Beginning on May 1, 2014 (the “Start Date”) and subject to the prior approval of the Board of Directors of Parent (the “Board”), the Company will employ you on a full-time basis as its Chief Financial Officer. You will report directly to the Company’s President and Chief Executive Officer. You agree to perform the duties of your position and such other duties as may reasonably be assigned to you from time to time by the Company’s President and Chief Executive Officer. You also agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and its Affiliates (as defined in Section 5) and to the discharge of your duties and responsibilities for them. The principal location of your employment will be at the Company’s offices in Fremont, California.

2. Compensation and Benefits. During your employment, as compensation for the services performed by you for the Company and its Affiliates, the Company will provide you the following pay and benefits:

(a) Base Salary. The Company will pay you a base salary at the rate of $235,000 per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time in accordance with salary reviews of senior executives as established by the Company.

(b) Bonus Compensation. During employment, you will be considered annually for a bonus target of 30% of your base salary. The amount of any bonus awarded will be determined by the Board in its discretion, based on your individual performance review and the performance of the Company against goals established annually by the Compensation Committee of the Board, as well as the then prevailing cash position of the Company.

(c) Stock Options. Subject to the approval of the Board, you will be granted, under Parent’s 2012 Stock Incentive Plan, an incentive stock option to purchase 149,433 shares of common stock, $0.0001 par value per share, of Parent (“Common Stock”) representing approximately 0.66% of the shares of Common Stock currently outstanding (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised, converted or exchanged). Such stock option shall (A) have an exercise price per share equal to the fair market value per share of Common Stock on the date of the grant, as determined by the Board, and (B) be subject to vesting requirements such that 25% of the total option shares shall vest on the first anniversary of the Start Date and an additional 2.0833% of the total option shares shall vest thereafter on the monthly anniversary of such date.

(d) Participation in Employee Benefit Plans. You shall be entitled to participate in any and all employee benefit plans from time to time in effect for full-time executive level employees of the Company, including but not limited to, medical, dental and vision insurance, life insurance and the 401(k) plan maintained by the Company. Such participation shall be subject to (i) the terms of the applicable plan documents and (ii) generally applicable Company policies. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole discretion, determines to be appropriate.

(e) Vacations. You will be entitled to three weeks of paid vacation per year, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the reasonable business needs of the Company.

(f) Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as it may specify from time to time.

3. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of your employment with the Company, you will learn of Confidential Information (as defined in Section 5), and you may develop Confidential Information on behalf of the Company. You agree that you will not use or disclose to any Person (as defined in Section 5) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates, except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company. You understand that this restriction shall continue to apply for three (3) years after your employment terminates, regardless of the reason for such termination. In addition, you agree to sign the Company’s standard form of invention assignment agreement as a condition of your employment hereunder.

(b) Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the President and Chief Executive Officer may specify, all Documents then in your possession or control.

(c) Non-Solicitation. You acknowledge that in your employment with the Company you will have access to Confidential Information which, if disclosed, would assist in competition against the Company and its Affiliates, and that you will also generate good will for the Company and its Affiliates in the course of your employment. Therefore, you agree that the following restrictions on your activities during and after the termination of your employment are necessary to protect the good will, Confidential Information and other legitimate interests of the Company and its Affiliates: While you are employed by the Company and during the 12 months immediately following termination of your employment for whatever reason, you shall not, directly or through any other Person, (A) seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (B) solicit or encourage any customer, distributor, vendor, or other business partner of the Company or any of its Affiliates or any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For purposes of the foregoing, the terms “employee,” “customer,” “distributor,” and “vendor” shall also include any person or party who held such status during the immediately preceding six (6) months.

(d) Enforcement of Restrictions. In signing this letter agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this letter agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. You also agree that the period of restriction in Section 3(c) shall be tolled and shall not run during any period you are in violation thereof. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this letter agreement, including without limitation pursuant to this Section 3. It is agreed and understood that the terms of this letter agreement are severable, and that no breach of any provision of this letter agreement or any other purported violation of law by the Company shall operate to excuse you from the performance of your obligations under this Section 3.

4. Termination of Employment. Your employment under this letter agreement shall continue for no definite term until terminated pursuant to this Section 4.

(a) At-Will Employment. Your employment with the Company is considered at will. Either you or the Company may terminate your employment with the Company for any reason upon two (2) weeks’ written notice to the other.

(b) Effect of Termination. In the event of termination of your employment, the Company will pay you any base salary and bonus compensation earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date. Except for any right you may have under the federal law known as “COBRA” to continue participation in the Company’s group health and dental plans at your cost, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment.

(c) Survival of Certain Provisions. Provisions of this letter agreement shall survive any termination if so provided in this letter agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this letter agreement. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this letter agreement.

5. Definitions. For purposes of this letter agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(b) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this letter agreement.

(c) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

6. Conflicting Agreements. You hereby represent and warrant that your signing of this letter agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court orders that could affect the performance of your obligations under this letter agreement. You agree that you will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent.

7. Withholding. All payments made by the Company under this letter agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

8. Assignment. Neither you, the Company nor Parent may make any assignment of this letter agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other parties; provided, however, that each of the Company and Parent may assign its rights and obligations under this letter agreement without your consent to one of its Affiliates or to any Person with whom it shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This letter agreement shall inure to the benefit of and be binding upon you, the Company and Parent, and each of our respective successors, executors, administrators, heirs and permitted assigns.

9. Severability. If any portion or provision of this letter agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this letter agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this letter agreement shall be valid and enforceable to the fullest extent permitted by law.

10. Miscellaneous. This letter agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment with the Company. This letter agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you, a duly authorized officer of the Company and a duly authorized officer of Parent. The headings and captions in this letter agreement are for convenience only and in no way define or describe the scope or content of any provision of this letter agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This letter agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a California contract and shall be governed and construed in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof.

11. Notices. Any notices provided for in this letter agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the President and Chief Executive Officer, or to such other address as either party may specify by notice to the other party actually received.

[Signature page follows]

At the time this letter agreement is signed by you and on behalf of the Company and Parent, it will take effect as a binding agreement among you, the Company and Parent on the basis set forth above.

ZOSANO PHARMA, INC.			EMPLOYEE:

By:	/s/ Vikram Lamba		/s/ Winnie Tso
	Name:	Vikram Lamba	Winnie Tso
	Title:	President and Chief Executive Officer

Date signed:		04/30/14	Date signed:	4/30/2014

ZP HOLDINGS, INC.

By:	/s/ Vikram Lamba
	Name:	Vikram Lamba
	Title:	President and Chief Executive Officer

Date signed:		04/30/14